Exhibit 10.2

CANCELLATION AND TERMINATION OF STOCK PURCHASE

AGREEMENT AND EXCLUSIVE DISTRIBUTION AGREEMENT

This Cancellation and Termination of Stock Purchase Agreement and Exclusive Distribution Agreement ("Cancellation Agreement") is dated for reference purposes February 7, 2014 by and between Rivalfly National Network, a Illinois limited liability corporation ("RNN") and FreeButton, Inc., a Nevada corporation ("FBTN"), with reference to the following facts:

1. RNN and FBTN have mutually agreed to terminate in whole, without penalty to either party, the Stock Purchase Agreement and Exclusive Distribution Agreement dated October 22, 2013 by and between RNN and FBTN.

2. Neither party shall be required to take any further action whatsoever as this agreement is terminated in its entirety.

3. Both parties agree to have no existing nor future rights of action against the other regarding any activities undertaken by either or both parties prior to or following the execution of the Stock Purchase Agreement and Exhibits thereto which agreements are attached hereto.

NOW THEREFORE in consideration of FBTN and RNN entering into a Stock Purchase Agreement and Exclusive Distribution Agreement which is, as of February 7, 2014 terminated, extinguished and cancelled and neither party shall hereafter have any rights or obligations under the Agreement whatsoever.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the year and date below written.

RIVALFLY NATIONAL NETWORK, LLC.
a Illinois limited liability corporation

By:	/s/ Allen Marinson
Name: Allen Marinson
Title: Managing Member

FREE BUTTON, INC.,
a Nevada corporation

By:	/s/ James Lynch	By:	/s/ Dallas Steinberger
	Name: James Lynch		Name: Dallas Steinberger
	Title: Chief Executive Officer		Title: COO